Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Peter J. Goepfrich	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(952) 487-9500	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES FIRST QUARTER RESULTS

•                  First quarter revenue of $17.3 million;

•                  First quarter net loss of $(594,000), or $(0.03) per diluted share;

•                  Cash and investment position of $178.9 million as of March 31, 2008;

•                  Authorizes $25.0 million share repurchase program; and

•                  Revises 2008 annual guidance.

Minneapolis, May 8, 2008 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today reported revenue for the first quarter ended March 31, 2008 of $17.3 million, compared to $20.8 million in the first quarter of 2007. Net loss for the first quarter was $(594,000), or $(0.03) per diluted share, compared to net income of $2.4 million, or $0.14 per diluted share, in the first quarter of 2007.

Michael H. Carrel, Vital Images president and chief executive officer, said, “First quarter revenue improved sequentially over the fourth quarter of 2007. While we are operating in an uncertain industry environment, we have many initiatives underway to re-ignite growth including a new business model to provide complete enterprise availability to our customers and enable our strategic partners, Toshiba and McKesson, the ability to offer their customers the entire ViTAL Solution, including our web-based products.

“Our customers tell us that Vital Images clearly has the best advanced visualization and analysis solution on the market today, and we are investing in the right areas — particularly PACS integration, full Web access to our solutions and ongoing customer education.  We believe the industry will recover and our investments in research and development, customer service and international expansion will help position us for long term success.”

Carrel continued, “Given our confidence in ViTAL’s long-term prospects, this morning we announced a stock buyback of up to $25.0 million. We believe our stock is attractive at current levels and that this is a prudent use of resources. We are retaining ample cash for strategic opportunities, which could be investing in product development or responding promptly to advantageous business transactions that may present themselves. We are fortunate to have a strong balance sheet, and we want to maintain a healthy cash-per-share ratio.”

Financial Summary

•                  License fee revenue was $9.4 million in the first quarter of 2008, compared to $13.5 million for the same quarter last year.

•                  License fee revenue from software options (including third-party software) was $5.9 million in the first quarter of 2008, compared to $8.6 million for the same quarter last year. Top-selling options were CT Cardiac, General Vessel Probe and Automated Vessel Measurement — all cardiovascular solutions.

•                  Maintenance and services revenue was $7.5 million during the first quarter of 2008 compared to $7.0 million for the same quarter last year.

•                  First quarter 2008 revenue from Toshiba was $8.8 million, or 51 percent of total revenue, compared to $9.9 million, or 48 percent of total revenue, for the same quarter last year.

•                  First quarter 2008 revenue from the company’s IT/PACS partnership with McKesson was $1.6 million, or 9 percent of total revenue, compared to $1.7 million, or 8 percent of total revenue, for the same quarter last year.

•                  Direct revenue (revenue generated outside of Toshiba and McKesson) in the first quarter of 2008 was $6.9 million, compared to $9.2 million for the same quarter last year.

•                  International revenue, both direct and through reseller agreements, was $4.1 million, or 24 percent of total revenue, in the first quarter of 2008, compared to $4.0 million, or 19 percent of total revenue, for the same quarter last year.

•                  Gross margin was 77 percent for the first quarter of 2008, compared to 79 percent for the same quarter last year.

•                  Interest income for the first quarter of 2008 decreased to $1.7 million, compared to $2.1 million for the same quarter last year.

•                  Adjusted EBITDA (non-GAAP) for the first quarter of 2008 was $147,000 compared to $4.0 million for the first quarter of 2007. See description and reconciliation on non-GAAP financial measure in the Non-GAAP Information section of this earnings release.

Operating Expense Summary

•                  First quarter 2008 operating expenses totaled $16.0 million, compared to $15.1 million for the same quarter in 2007.

•                  Sales and marketing expenses totaled $8.1 million in the first quarter of 2008, compared to $8.0 million for the same quarter last year. The increase was attributed primarily to additional personnel as a result of continued international expansion.

•                  Research and development expenses increased to $4.3 million in the first quarter of 2008, compared to $3.5 million for the same quarter last year. The major drivers of higher research and development expenses were increased compensation expense as a result of additional employees and higher product development consulting expense.

•                  General and administrative expenses totaled $3.7 million for the first quarter of 2008, compared to $3.5 million for the same quarter last year. The increase was attributed to higher consulting and overhead expenses incurred as a result of continued international expansion, which were offset in part by decreased bonus expense.

•                  Equity-based compensation expense is summarized as follows:

	For the three months ended
	March 31,
	2008	2007

Equity-based compensation expense (in thousands):
Cost of revenue	$76	$97
Sales and marketing (1)	368	529
Research and development (1)	265	137
General and administrative	523	513
Total equity-based compensation expense	$1,232	$1,276

(1) The fluctuation from 2007 to 2008 is a result of a reallocation of resources.

Full Year 2008 Guidance Revised

Due to the uncertain market environment, the company has revised its 2008 guidance. This guidance and the factors below do not include the potential effects of any acquisitions.

		2008 Guidance
	2007	Low		High

Revenue (in millions)	$70.2	$66.0	to	$72.0

Adjusted EBITDA (non-GAAP) (in millions) (1)	$4.8	$—	to	$5.0

Net income (loss) (in millions)	$1.4	$(4.9)		$(1.7)
Net income (loss) per diluted share (2)	$0.08	$(0.30	) to	$(0.10)

(1)          See description and reconciliation on non-GAAP financial measure in the Non-GAAP Information section of this earnings release.

(2)          Based on an estimate of 16.3 million to 16.5 million weighted average diluted common shares for 2008, which includes the estimated impact of the stock buyback.

Factors considered in preparing guidance include the following estimates for 2008:

•                  Gross margin of approximately 76 percent to 77 percent.

•                  Sales and marketing expenses of approximately 45 percent to 48 percent of total revenue.

•                  Research and development expenses of approximately 24 percent to 26 percent of total revenue.

•                  General and administrative expenses of approximately 18 percent to 20 percent of total revenue.

•                  Equity-based compensation of approximately $5.3 million to $5.6 million.

•                  Depreciation and amortization of property and equipment of approximately $5.3 million to $5.6 million and estimated capital expenditures of $4.8 million to $5.1 million.

•                  Amortization of acquired intangibles of $1.0 million.

•                  Estimated interest income of $4.0 million to $5.0 million based on an estimated return on investment of 2.5 percent to 3.0 percent for the year, which is significantly lower than 2007 due to general market conditions; further interest rate changes would have a significant impact on results. This estimate includes the projected impact of the stock buyback.

•                  An effective income tax rate of approximately 32 percent to 36 percent in 2008. Due to the utilization of deferred tax assets relating to net operating losses and tax deductions from the exercise of stock options, the company does not anticipate paying any significant federal income taxes for the next two to three years. Actual results could accelerate or defer the utilization of the company’s deferred tax assets. Additionally, if Vital Images is unable to generate sufficient taxable income, causing management to believe that the company’s deferred tax assets will not be utilized, additional valuation allowances may need to be established on the company’s deferred tax assets, which could materially impact Vital Images’ financial position and results of operations.

Conference Call and Webcast

Vital Images will host a live Webcast of its first quarter earnings conference call today, Thursday, May 8, 2008, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 1:00 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 11113831. The audio replay will be available beginning at 1:00 p.m. CT on Thursday, May 8, 2008, through 5:00 p.m. CT on Thursday, May 22, 2008.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in Beijing, China and Den Haag, the Netherlands. For more information, visit www.vitalimages.com .

Non-GAAP Information

Vital Images provides certain non-GAAP information to supplement GAAP information. Adjusted EBITDA (non-GAAP) is defined as earnings before interest, taxes, depreciation, amortization and equity-based compensation. Adjusted EBITDA (non-GAAP) excludes certain items that are non-cash in nature and/or items that are affected by market forces that are difficult to predict and may not be within the control of management. Accordingly, management excludes these items from its internal operating forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the company’s board of directors, determining a portion of bonus compensation for executive officers and certain other key employees, and evaluating short-term and long-term operating trends in the company’s core operations. Management believes that this presentation facilitates the comparison of the company’s current operating results to historical operating results.

Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP and may not be computed the same as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion of these items from its non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The following is a reconciliation from GAAP earnings to Adjusted EBITDA for the periods ended March 31, 2008 and 2007:

	For the three months ended		For the year ended
	March 31,		December 31,
	2008	2007	2007

(Loss) income before income taxes	$(905)	$3,546	$1,718
Interest income	(1,685)	(2,144)	(8,886)
Equity-based compensation	1,232	1,276	5,987
Depreciation	1,244	1,026	4,517
Amortization	261	326	1,447
Adjusted EBITDA	$147	$4,030	$4,783

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the ability to predict product, customer and geographic sales mix, fluctuations in interest rates, regulatory approvals, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, the ability to successfully manage operating costs, fluctuations in quarterly results, approval of products for reimbursement and the level of reimbursement, and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2007. Vital Images encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Vital Images® is a registered trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended
	March 31,
	2008	2007

Revenue:
License fees	$9,358	$13,470
Maintenance and services	7,534	7,049
Hardware	425	306
Total revenue	17,317	20,825

Cost of revenue:
License fees	1,153	1,605
Maintenance and services	2,572	2,523
Hardware	195	217
Total cost of revenue	3,920	4,345

Gross profit	13,397	16,480

Operating expenses:
Sales and marketing	8,051	8,025
Research and development	4,285	3,541
General and administrative	3,651	3,512
Total operating expenses	15,987	15,078

Operating (loss) income	(2,590)	1,402

Interest income	1,685	2,144
(Loss) income before income taxes	(905)	3,546
(Benefit) provision for income taxes	(311)	1,174
Net (loss) income	$(594)	$2,372

Net (loss) income per share — basic	$(0.03)	$0.14
Net (loss) income per share — diluted	$(0.03)	$0.14

Weighted average common shares outstanding - basic	17,075	16,845
Weighted average common shares outstanding - diluted	17,075	17,533

Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$144,058	$146,685
Marketable securities	31,280	31,709
Accounts receivable, net	16,266	15,962
Deferred income taxes	3,472	3,472
Prepaid expenses and other current assets	2,436	2,441
Total current assets	197,512	200,269
Marketable securities	3,578	—
Property and equipment, net	10,909	11,165
Deferred income taxes	8,924	8,621
Other intangible assets, net	1,591	1,852
Goodwill	9,089	9,089
Total assets	$231,603	$230,996

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,579	$3,330
Accrued compensation	3,052	3,092
Accrued royalties	1,150	1,113
Other current liabilities	2,487	2,282
Deferred revenue	16,825	16,547
Total current liabilities	26,093	26,364
Deferred revenue	1,250	1,140
Deferred rent	1,178	1,276
Total liabilities	28,521	28,780

Commitments and contingencies

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 40,000 shares authorized; 17,177 issued and outstanding as of March 31, 2008; and 17,153 shares issued and outstanding as of December 31, 2007	172	172
Additional paid-in capital	201,054	199,625
Retained earnings	1,826	2,420
Accumulated other comprehensive income (loss)	30	(1)
Total stockholders’ equity	203,082	202,216
Total liabilities and stockholders’ equity	$231,603	$230,996

Vital Images, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(594)	$2,372
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,244	1,026
Amortization of identified intangibles	261	326
Impairment of patent	—	—
Provision for doubtful accounts	135	53
Deferred income taxes	(311)	1,174
Excess tax benefit from stock transactions	(66)	(958)
Amortization of discount and accretion of premium on marketable securities	(299)	(153)
Employee stock-based compensation	1,232	1,275
Amortization of deferred rent	(93)	(70)
Changes in operating assets and liabilities:
Accounts receivable	(439)	(942)
Prepaid expenses and other assets	5	(144)
Accounts payable	(439)	(915)
Accrued expenses and other liabilities	65	(1,292)
Deferred revenue	388	876
Deferred rent	—	199
Net cash provided by operating activities	1,089	2,827

Cash flows from investing activities:
Purchases of property and equipment	(1,300)	(1,937)
Purchases of marketable securities	(20,609)	(9,764)
Proceeds from maturities of marketable securities	16,227	10,950
Proceeds from sale of marketable securities	1,581	—
Net cash used in investing activities	(4,101)	(751)

Cash flows from financing activities:
Proceeds from sale of common stock under stock plans	319	1,292
Excess tax benefit from stock transactions	66	958
Net cash provided by financing activities	385	2,250

Net increase (decrease) in cash and cash equivalents	(2,627)	4,326
Cash and cash equivalents, beginning of period	146,685	144,382
Cash and cash equivalents, end of period	$144,058	$148,708